Exhibit 8.2

TROUTMAN SANDERS LLP

ATTORNEYS AT LAW

TROUTMAN SANDERS BUILDING

1001 HAXALL POINT

RICHMOND, VIRGINIA 23219

www.troutmansanders.com

TELEPHONE: 804-697-1200

FACSIMILE: 804-697-1339

MAILING ADDRESS

P.O. BOX 1122

RICHMOND, VIRGINIA 23218-1122

File No. 220932.000011

September 21, 2007

FNB Corporation

105 Arbor Drive

P.O. Box 600

Christiansburg, Virginia 24068-0600

Ladies and Gentlemen:

We have acted as counsel to FNB Corporation, a Virginia corporation (“FNB”), in connection with the Agreement and Plan of Reorganization, dated as of July 26, 2007, between Virginia Financial Group, Inc., a Virginia corporation (“VFG”), and FNB, and a related Plan of Merger (collectively, the “Merger Agreement”), pursuant to which FNB will merge with VFG on the terms and conditions set forth therein. This opinion is being delivered in connection with the filing of the registration statement on Form S-4 (the “Registration Statement”) by VFG with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) relating to the proposed merger pursuant to the Merger Agreement and to which this opinion appears as an exhibit.

We have participated in the preparation of the discussion set forth in the section entitled “The Merger—Material Federal Income Tax Consequences of the Merger” in the Registration Statement. In our opinion, such discussion, insofar as it summarizes United States federal income tax law, is accurate in all material respects.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Sincerely,

/s/ TROUTMAN SANDERS LLP

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